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                                                              EXHIBIT 99.01



                                   MAS Funds

                                  Schedule A
                                  ----------
                     to the Rule 18f-3 Multiple Class Plan
             dated January 22, 1996, as amended November 16, 2000


Portfolio
---------

Advisory Foreign Fixed Income
Advisory Foreign Fixed Income II
Advisory Mortgage
Balanced
Balanced Plus
Cash Reserves
Domestic Fixed Income
Emerging Markets
Equity
Fixed Income
Fixed Income II
Global Fixed Income
Growth
High Yield
Intermediate Duration
International Equity
International Fixed Income
Limited Duration
Mid Cap Growth
Mid Cap Growth II
Mid Cap Value
Mortgage-Backed Securities
Multi-Asset-Class
Multi-Market Fixed Income
Municipal
PA Municipal
NY Municipal
Select Equity
Small Cap Value
Small Cap Growth
Strategic Small Value
Targeted Duration
Special Purpose Fixed Income
Value
Value II